Exhibit 99.1

Press release

nTelos selects Alcatel-Lucent to upgrade network for wireless broadband services

Deployment includes CDMA2000 1xEV-DO Revision A technology and IP routers for backhaul

Waynesboro, Va. And Murray Hill, N.J., August 3, 2007 — NTELOS Holdings Corp. (NASDAQ: NTLS), a Virginia-based integrated telecommunications provider serving customers in the mid-Atlantic region, and Alcatel-Lucent (Euronext Paris and NYSE: ALU) today announced that NTELOS Inc. has selected Alcatel-Lucent to upgrade the nTelos wireless network. The three-year agreement with nTelos is worth up to $88.2 million in equipment, services and software.

The network upgrade includes the deployment of third-generation (3G) CDMA2000® 1xEV-DO Revision A (Rev. A) technology in nTelos markets in Virginia, West Virginia, Kentucky, Ohio and North Carolina.

The CDMA2000 1xEV-DO Rev. A platform will enable nTelos to provide an enhanced mobile data customer experience. nTelos customers will experience faster uploads and downloads when connecting to the internet, and new mobile high-speed data services including mobile video telephony, high-quality music and other multimedia applications. Alcatel-Lucent will become the exclusive provider of new CDMA technology throughout the nTelos service area.

“We have decided to upgrade our networks using Alcatel-Lucent CDMA technology based on their proven ability to deliver a 3G solution that will transform our network to a next-generation system, bringing the benefits of new, advanced services to our customers and improving our operations,” said Bobby McAvoy, vice president of Wireless Engineering and Operations at nTelos.

In addition, Alcatel-Lucent will provide its industry leading IP/MPLS solution, which includes the Alcatel-Lucent 7750 Service Router and 7450 Ethernet Service Switch, to deploy an IP routing and IP RAN backhaul solution. Built on a single unified IP infrastructure, Alcatel-Lucent’s IP-based solution is designed to support multiple types of services with superior scale, hierarchical quality of service and availability, which are critical for ensuring subscriber Quality of Experience (QoE) for multimedia applications. Alcatel-Lucent will provide installation, engineering, training and technical support.

“Providing our EV-DO technology throughout nTelos’ wireless service area expands our existing relationship and reinforces our commitment to all wireless service providers who put their faith in Alcatel-Lucent’s network, services, and business transformation capabilities,” said Cindy Christy, president of Alcatel-Lucent’s North America business.

EV-DO Rev. A continues the evolution of CDMA2000 technology, bringing increases in efficiency, data speeds and capacity to existing CDMA2000 1X and 1xEV-DO networks.

CDMA2000 is a registered trademark of the Telecommunications Industry Association.

About nTelos

An integrated communications provider headquartered in Waynesboro, Virginia, nTelos provides products and services to customers in Virginia, West Virginia, Kentucky, Tennessee, Ohio and North Carolina, including wireless phone service, high-speed DSL (high-speed Internet access) and local and long-distance telephone services. Detailed information about nTelos is available at www.ntelos.com.

About Alcatel-Lucent

Alcatel-Lucent (Euronext Paris and NYSE: ALU) provides solutions that enable service providers, enterprises and governments worldwide, to deliver voice, data and video communication services to end-users. As a leader in fixed, mobile and converged broadband networking, IP technologies, applications, and services, Alcatel-Lucent offers the end-to-end solutions that enable compelling communications services for people at home, at work and on the move. With operations in more than 130 countries, Alcatel-Lucent is a local partner with global reach. The company has the most experienced global services team in the industry, and one of the largest research, technology and innovation organizations in the telecommunications industry. Alcatel-Lucent achieved adjusted proforma revenues of Euro 18.3 billion in 2006 and is incorporated in France, with executive offices located in Paris. [All figures exclude impact of activities transferred to Thales]. For more information, visit Alcatel-Lucent on the Internet: http://www.alcatel-lucent.com.

nTelos Press Contact
Mike Minnis	Tel : 540 946-7290	minnism@ntelos.com

nTelos Investor Relations
Wesley B. Wampler	Tel : 540 949-3447	wamplerwes@ntelos.com

Alcatel-Lucent Press Contacts
Denise Panyik-Dale	Tel : + 1 908-582-4897	malva@alcatel-lucent.com
Regine Coqueran	Tel :+33 (0)1 40 76 49 24	regine.coqueran@alcatel-lucent.com

Alcatel-Lucent Investor Relations
Pascal Bantegnie	Tel: +33 (0)1 40 76 52 20	pascal.bantegnie@alcatel-lucent.com
Maria Alcon	Tel: +33 (0)1 40 76 15 17	maria.alcon@alcatel-lucent.com
John DeBono	Tel: + 1 908-582-7793	debono@alcatel-lucent.com